Exhibit(a)(1)(E)

Offer to Purchase for Cash

by

THE CHARLES SCHWAB CORPORATION

of

Up to 84 million Shares of its Common Stock

at a Purchase Price Not Greater Than $22.50 nor Less Than $19.50 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, JULY 31, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 3, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by The Charles Schwab Corporation, a Delaware corporation (the “Company”), to purchase for cash up to 84 million shares of its common stock, $0.01 par value per share, at a price not greater than $22.50 nor less than $19.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

On the terms and subject to the conditions of the Offer, the Company will determine a single per share price that it will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. After the Offer expires, the Company will select the lowest purchase price (in increments of $0.10) within the price range specified above that will allow it to purchase 84 million shares or such lesser number of shares as are properly tendered and not properly withdrawn. The Company will purchase all shares properly tendered before the Expiration Time (as defined in the Offer to Purchase) at prices at or below the purchase price selected by the Company and not properly withdrawn, on the terms and subject to the conditions of the Offer, including its “odd lot,” proration and conditional tender provisions. Under no circumstances will the Company pay interest on the purchase price, even if there is a delay in making payment. All shares acquired in the Offer will be acquired at the same purchase price. The Company reserves the right, in its sole discretion, to purchase more than 84 million shares in the Offer, not to exceed 2% of the Company’s outstanding shares (or approximately 25 million shares), without amending or extending the Offer, subject to certain limitations and legal requirements. The Company will return shares tendered at prices greater than the purchase price and shares not purchased because of proration or conditional tender provisions to the tendering stockholders at the Company’s expense approximately five business days after the Offer expires. See Sections 1 and 3 of the Offer to Purchase.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 84 million shares (or such greater number of shares as the Company may elect to purchase pursuant to the Offer, subject to applicable law), the Company will, on the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price determined by the Company.

On the terms and subject to the conditions of the Offer, if at the Expiration Time more than 84 million shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law) are properly tendered at prices at or below the purchase price selected by the Company and not properly withdrawn prior to the Expiration Time, the Company will buy shares first, from all stockholders who own beneficially of record, an aggregate of fewer than 100 shares (an “Odd Lot Holder”) who properly tender all their shares at prices at or below the purchase price selected by the Company (tenders of fewer than all of the shares owned by such holder will not qualify for this preference) and completes the section entitled, “Odd Lots” in the Letter of Transmittal, second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, from all other stockholders who properly tender shares at prices at or below the purchase price selected by the Company on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described in Section 1 of the Offer to Purchase, and third, if necessary to permit the Company to purchase 84 million shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law), from holders who have conditionally tendered shares at prices at or below the purchase price selected by the Company (and the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. See Sections 1, 3 and 6 of the Offer to Purchase.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. You may tender your shares at prices not greater than $22.50 nor less than $19.50 per share, as indicated in the attached Instruction Form, net to you in cash, less any applicable withholding taxes and without interest.

2. You should consult with your financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

3. The Offer is not conditioned upon any minimum number of shares being tendered, but is subject to certain conditions. See Section 7 of the Offer to Purchase.

4. The Offer, withdrawal rights and proration period will expire at 12:00 midnight, Eastern Time, on Tuesday, July 31, 2007, unless the Company extends the Offer.

5. The Offer is for up to 84 million shares, constituting approximately 7% of the total number of issued and outstanding shares of the Company’s common stock as of June 29, 2007.

6. Tendering stockholders who are registered stockholders or who tender their shares directly to Wells Fargo Bank, N.A., the depositary for the Offer, will not be obligated to pay any brokerage commissions or fees to the Company or the dealer manager, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

7. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

8. If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the shares that you own at prices at or below the purchase price selected by the Company before the Expiration Time and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at prices at or below the purchase price and not properly withdrawn.

9. If you wish to condition your tender upon the purchase of all shares tendered or upon the Company’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company’s purchase of shares from all tenders which are so conditioned, to the extent necessary, will be determined by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 12:00 midnight, Eastern Time, on Tuesday, July 31, 2007, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of the Company’s common stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s board of directors has approved the Offer. However, neither the Company nor any member of its board of directors, the dealer manager, the information agent or the depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. The Company has not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Section 2 of the Offer to Purchase. You should discuss whether to participate in the Offer with your financial or tax advisor.

The Company has entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Charles R. Schwab, the Company’s Chairman and Chief Executive Officer and its largest stockholder, and with certain additional stockholders whose shares Mr. Schwab is deemed to beneficially own. Under the Stock Purchase Agreement, Mr. Schwab and the other stockholders who are parties to the agreement have agreed not to participate in the Offer, and instead, have agreed to sell, and the Company has agreed to purchase, 18 million shares (which will be proportionately increased or decreased if the number of shares purchased in the Offer is higher or lower than the number of shares that the Company is currently offering to purchase). The number of shares to be repurchased is calculated to result in Mr. Schwab maintaining the same beneficial ownership interest in the Company’s outstanding common stock that he currently has (approximately 18%) and does not take into consideration Mr. Schwab’s outstanding options to acquire stock. The purchase price under the Stock Purchase Agreement will be at the same price per share as is determined and paid in the Offer and will be paid on the 11th business day following the Expiration Time. None of the Company’s other directors and executive officers intends to tender any of their shares in the Offer, except for Stephen T. McLin, a director, who intends to tender 25,000 shares. See Section 11 of the Offer to Purchase.

Instruction Form with Respect to

Offer to Purchase for Cash

by

THE CHARLES SCHWAB CORPORATION

of

Up to 84 Million Shares of its Common Stock

at a Purchase Price Not Greater Than $22.50 nor Less Than $19.50 Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 3, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by The Charles Schwab Corporation, a Delaware corporation (the “Company”), to purchase for cash up to 84 million shares of its common stock, $0.01 par value per share, at a price not greater than $22.50 nor less than $19.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, at the price per share indicated below, on the terms and subject to the conditions of the Offer.

Number of shares to be tendered by you for the account of the undersigned:              shares*

* Unless otherwise indicated, it will be assumed that all Company shares held by us for your account are to be tendered.

PRICE (IN DOLLARS) PER SHARE

AT WHICH SHARES ARE BEING TENDERED

(SEE INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL)

Check only one box under (1) or (2) below. If more than one box or if no box is checked, there is no proper tender of shares.

1.	Shares Tendered at Price Determined in the Tender Offer

[ ]	The undersigned wants to maximize the chance of having the Company accept for purchase all of the shares that the undersigned is tendering (subject to the possibility of proration). Accordingly, BY CHECKING THIS BOX INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders shares at, and is willing to accept, the purchase price determined by the Company in accordance with the terms of the Offer. This action may have the effect of lowering the purchase price and could result in the tendered shares being purchased at the minimum price of $19.50 per share.

OR

2.	Shares Tendered at Price Determined by Stockholder

[ ]

By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER “Shares Tendered at Price Determined in the Tender Offer,” the undersigned hereby tenders shares at the purchase price checked. This action could result in none of the shares being purchased if the purchase price determined by the Company is less than the price checked below. If the purchase price determined by the Company is equal to or greater than the price checked below, then the shares purchased by the Company will be purchased at the purchase price. A stockholder who desires to tender shares at more than one purchase price must complete a separate Instruction Form for each price at which shares are tendered. The same shares cannot be tendered, unless previously properly withdrawn as provided in Section 4 of the Offer to Purchase, at more than one price.

[ ] $19.50	[ ] $20.10	[ ] $20.70	[ ] $21.30	[ ] $21.90	[ ] $22.50

[ ] $19.60	[ ] $20.20	[ ] $20.80	[ ] $21.40	[ ] $22.00

[ ] $19.70	[ ] $20.30	[ ] $20.90	[ ] $21.50	[ ] $22.10

[ ] $19.80	[ ] $20.40	[ ] $21.00	[ ] $21.60	[ ] $22.20

[ ] $19.90	[ ] $20.50	[ ] $21.10	[ ] $21.70	[ ] $22.30

[ ] $20.00	[ ] $20.60	[ ] $21.20	[ ] $21.80	[ ] $22.40

ODD LOTS

(See Instruction 6 of the Letter of Transmittal)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, as of the Expiration Time, an aggregate of fewer than 100 shares. The undersigned either (check one box):

[ ]	is the beneficial or record owner of an aggregate of fewer than 100 shares (not including any shares held as part of the undersigned’s holdings in the 401(k) Equity Unit Fund or Employee Stock Ownership Plan Equity Unit Fund in the Company’s SchwabPlan Retirement Savings and Investment Plan), all of which are being tendered.

In addition, the undersigned is tendering shares either (check one box):

[ ]	at the purchase price, as the same shall be determined by the Company in accordance with the terms of the Offer (persons checking this box need not indicate the price per share above); or

[ ]	at the price per share indicated under the caption “Shares Tendered at Price Determined by Stockholder” in the box entitled “Price (in Dollars) Per Share at Which Shares are Being Tendered” set forth above in this Instruction Form.

CONDITIONAL TENDER

(See Instruction 7 of the Letter of Transmittal)

A stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered must be purchased if any such shares so tendered are purchased, as described in Section 6 of the Offer to Purchase. Unless the Company purchases the minimum number of shares indicated below in the Offer, it will not purchase any of the shares tendered by such stockholder. It is the responsibility of the tendering stockholder to calculate that minimum number of shares that must be purchased if any such shares are to be purchased, and each stockholder is urged to consult his or her own tax advisor before completing this section. Unless the box below has been checked and a minimum number of shares is specified, the tender will be deemed unconditional.

[ ]	The minimum number of shares that must be purchased, if any are purchased, is: shares.

If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have properly tendered all of his or her shares and checked the box below.

[ ]	The tendered shares represent all shares held by the undersigned.

Signature(s):

Name(s):
(PLEASE PRINT)

Taxpayer Identification or Social Security Number:

Address(es):

(INCLUDING ZIP CODE)

Daytime Area Code and Telephone Number:

Dated: , 2007

The method of delivery of this Instruction Form is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.